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                            MORGAN STANLEY FUND, INC.
                         RULE 18f-3 MULTIPLE CLASS PLAN
                                       FOR
                               CLASSES A, B AND C

                                  June 28, 1995

I.  INTRODUCTION.

     A.   AUTHORITY.  Pursuant to Rule 18f-3 (that became effective on April 1,
1995) under the Investment Company Act of 1940, as amended (the "1940 Act"), this Rule 18f-3 Multiple Class Plan (the "Plan") has been adopted by the Board of Directors (the "Board") of the Morgan Stanley Fund, Inc. (the "Fund"), including a majority of the Directors of the Fund who are not "interested persons" of the Fund as defined in the 1940 Act (the "Independent Directors").

     B. HISTORY. Pursuant to an exemptive order dated December 29, 1992, obtained by, and applicable to, the Fund (Inv. Co. Act Release No. IC-19189) (the "Order"), the Fund created a multiple class distribution arrangement for two classes of shares of the common stock of each of the investment series funds (each, a "Series") of the Fund, except the Morgan Stanley Money Market Fund (the "Money Fund"), which has only one class. The multiple class distribution arrangement was effective from the commencement of operations of the Fund in January 1993. The initial two classes of each Series except the Money Fund (the "Non-Money Funds") were named the Class A Shares and Class B Shares. Effective on May 1, 1995, the Fund renamed its Class B Shares as Class C Shares and created a third class of shares of each of the Non-Money Funds, named the Class B Shares. Effective on June 28, 1995 and with respect to the commencement of the offering of the new Class B shares, and the continued offering of the Class A and Class C shares, the Fund elected to rely on Rule 18f-3 rather than the Order, as permitted by Rule 18f-3, subject to certain conditions.

     C. ADOPTION OF PLAN; AMENDMENT OF PLAN; AND PERIODIC REVIEW. Pursuant to Rule 18f-3, the Fund is required to create a written plan specifying all of the differences among the Fund's classes, including shareholder services, distribution arrangements, expense allocations, and any related conversion features or exchange options. The Board has created the Plan to meet this requirement. The Board, including a majority of the Independent Directors, must periodically review the Plan for its continued appropriateness, and must approve any material amendment of the Plan as it relates to any class of any Series



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covered by the Plan.  Before any material amendment of the Plan, the Fund is required to obtain a finding by a majority of the Board, and a majority of the Independent Directors, that the Plan as proposed to be amended, including the expense allocations, is in the best interests of each class individually and the Fund as a whole.

II.  ATTRIBUTES OF SHARE CLASSES

     A. The rights of each existing class of the Fund are not being changed hereby, and shall be as set forth in the resolutions and related materials of the Board adopted pursuant to the Order and adopted with respect to the classes of the Fund to date, as set forth in Exhibit A hereto.

     B. With respect to any class of shares of a Series, the following requirements shall apply. Each share of a particular Series must represent an equal pro rata interest in the Series and must have identical voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications, designations and terms and conditions, except that (i) each class must have a different class designation (e.g., Class A, Class B, Class C, etc.); (ii) each class of shares must separately bear any distribution expenses in connection with the plan adopted pursuant to Rule 12b-1 under the 1940 Act (a "Rule 12b-1 Plan") for such class (and any other costs relating to obtaining shareholder approval of the Rule 12b-1 Plan for such class, or an amendment of such plan) and must separately bear any expenses associated with any non-Rule 12b-1 Plan service payments ("service fees") that are made under any servicing agreement entered into with respect to that class; (iii) holders of the shares of the class shall have exclusive voting rights regarding the Rule 12b-1 Plan relating to such class (e.g., the adoption, amendment or termination of a Rule 12b-1 Plan), regarding the servicing agreements relating to such class and regarding any matter submitted to shareholders in which the interests of that class differ from the interests of any other class; (iv) each new class of shares may bear, consistent with rulings and other published statements of position by the Internal Revenue Service, the expenses of the Fund's operation that are directly attributable to such class ("Class Expenses")(1); and (v) each class may have conversion features

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(1) Class Expenses are limited to any or all of the following:  (i) transfer agent fees identified as being attributable to a specific class of shares, (ii) stationery, printing, postage, and delivery expenses related to preparing and distributing materials such as shareholder reports, prospectuses, and proxy statements to current shareholders of a specific class, (iii) Blue Sky registration fees incurred by a class of shares, (iv) SEC registration fees incurred by a class of shares, (v) expenses of


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unique to such class, permitting conversion of shares of such class to shares of another class, subject to the requirements set forth in Rule 18f-3.

     C.   Classes of Shares of the Fund

          (1) MORGAN STANLEY MONEY MARKET FUND SHARES. The Money Fund has a class of shares that are not designated as any class ("Money Fund Shares").


               SALES LOADS. Money Fund Shares are offered at net asset value without any sales charge assessed at time of purchase ("front-end sales charge").

               12b-1 FEES. Money Fund Shares are subject to a distribution fee equal to .25% of the average daily net assets of the Money Fund Shares. The distribution fee is paid for distribution-related services to broker-dealers that have entered into dealer agreements with the Fund's Distributor ("Authorized Dealers") and that have effected sales of Money Fund Shares.


               EXCHANGE PRIVILEGES AND CONVERSION FEATURES. The Money Fund Shares are not exchangeable for any Class A, Class B or Class C Shares of the other Series. Money Fund Shares have no conversion features.

          (2) CLASS A SHARES. Each of the Non-Money Funds has a class of shares designated as its "Class A Shares."

               SALES LOADS. Class A Shares are offered with a maximum front-end sales charge of 4.75% of the offering price of the shares. The sales charge is reduced at four break points and purchases of $1 million or more are not subject to the front-end sales charge. However, a CDSC of 1.00% will be imposed in the event of redemption within 12 months following purchase on sales at net asset value (i.e., purchases of $1 million or more). This CDSC arrangement applies in lieu of the front-end sales charge on purchases of $1 million or more.

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administrative personnel and services as required to support the shareholders of a specific class, (vi) directors' fees or expenses incurred as a result of issues relating solely to a class of shares, (vii) account expenses relating solely to a class of shares, (viii) auditors' fees, litigation expenses, and legal fees and expenses relating solely to a class of shares, and (ix) expenses incurred in connection with shareholder meetings as a result of issues relating solely to a class of shares.


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               The Distributor receives the sales charges and either retains such amounts (on shares sold through its investment representatives) or reallows all or a substantial part of such charges to Authorized Dealers that have effected sales of Class A Shares. The Distributor may make payments to Authorized Dealers in amounts up to 1.00% of the offering price in connection with purchases where no front-end sales charge is imposed because the purchase was in an amount of $1 million or more.


               Class A Shares purchased through the reinvestment of dividends and other distributions paid in respect of Class A Shares will also be Class A Shares, although such shares will not be subject to the front-end sales charge or 1.00% CDSC. However, such shares will be subject to the .25% distribution fee.

               12b-1 FEES. Class A Shares are subject to a distribution fee equal to .25% of the average daily net assets of Class A Shares. The distribution fee is paid for distribution-related services to Authorized Dealers that have effected sales of Class A Shares.

               EXCHANGE PRIVILEGES AND CONVERSION FEATURES. Class A Shares of each Series are exchangeable only for Class A Shares of the other Series. Class A Shares have no conversion feature.


          (3) CLASS B SHARES. Each of the Non-Money Funds has a class of shares designated as its "Class B Shares."

               SALES LOADS. Class B Shares are offered without the imposition of a front-end sales charge, but are subject to a maximum contingent deferred sales charge ("CDSC") of 5% for redemptions in the first year after purchase; the CDSC is reduced by one percent per year after the first, second, fourth, fifth and sixth years after purchase, decreasing to 0% after the sixth year. The CDSC is assessed as described in each Fund's prospectus and statement of additional information ("SAI"). No CDSC is imposed at the time of exchanges of Class B Shares to purchase Class B Shares of another Fund. The CDSC may be waived in certain instances as described in each Fund's prospectus and SAI.

               12b-1 FEES AND SERVICE FEES. Class B Shares are subject to a distribution fee of .75%, and a shareholder service fee of .25%, of the average daily net assets of the Class B Shares of the Series. The shareholder service fee is used to compensate the Distributor and other Authorized Dealers for services


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          provided and expenses incurred in maintaining shareholder accounts, responding to shareholder inquiries and providing information on shareholder investments.

               Shares purchased through the reinvestment of dividends and other distributions paid in respect of Class B Shares will also be Class B Shares, although such shares will not be subject to the CDSC. However, such shares will be subject to the .75% distribution fee and the .25% service fee.

               EXCHANGE PRIVILEGES AND CONVERSION FEATURES. Class B Shares of each Series are exchangeable only for Class B Shares of other Series. Class B Shares automatically convert after the end of seven years to Class A Shares. The conversion feature is fully disclosed in each Fund's prospectus and SAI.

          (4) CLASS C SHARES. Each of the Non-Money Funds has a class of shares designated as its "Class C Shares."

               SALES LOADS. Class C Shares are offered at net asset value without any front-end sales charge, but are subject to a 1.00% CDSC on redemptions of such Class C Shares for a period of one year. The CDSC may be waived in certain instances as set forth in the Fund's prospectus.

               12b-1 FEES AND SERVICE FEES. Class C Shares are subject to a distribution fee of .75%, and a shareholder service fee of .25%, of the average daily net assets of the Class C Shares of the Series. The shareholder service fee is used to compensate the Distributor and other Authorized Dealers for services provided and expenses incurred maintaining shareholder accounts, responding to shareholder inquiries and providing information on shareholder investments.

               Shares purchased through the reinvestment of dividends and other distributions paid in respect of Class C Shares will also be Class C Shares, although such shares will not be subject to the CDSC. However, such shares will be subject to the .75% distribution fee and the .25% service fee.

               EXCHANGE PRIVILEGES AND CONVERSION FEATURES. Class C Shares of each Series are exchangeable only for Class C Shares of other Series. Class C Shares have no conversion feature.


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III. EXPENSE ALLOCATIONS

          Expenses of each class created after the date hereof must be allocated as follows: (i) distribution and shareholder servicing payments associated with any Rule 12b-1 Plan or servicing agreement relating to each respective class of shares (including any costs relating to implementing such plans or any amendment thereto) will be borne exclusively by that class; (ii) any incremental transfer agency fees relating to a particular class will be borne exclusively by that class; and (iii) Class Expenses relating to a particular class will be borne exclusively by that class.

          The methodology and procedures for calculating the net asset value and dividends and distributions of the various classes of shares of the Fund and the proper allocation of income and expenses among the various classes of shares of the Fund are required to comply with the Fund's internal control structure pursuant to applicable auditing standards, including Statement on Auditing Standards No. 55, and to be reviewed as part of the independent accountants' review of such internal control structure. The independent accountants' report on the Fund's system of internal controls required by Form N-SAR, Item 77B, is not required to refer expressly to the procedures for calculating the classes' net asset values.


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